As filed with the Securities and Exchange Commission on October 31, 2025

Registration No. 333-249324

Registration No. 333-233292

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-249324

Form S-8 Registration No. 333-233292

UNDER THE SECURITIES ACT OF 1933

HARBORONE BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	81-1607465
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

770 Oak Street, Brockton, MA	02301
(Address of Principal Executive Offices)	(Zip Code)

HarborOne Bancorp, Inc. 2020 Equity Incentive Plan

HarborOne Bancorp, Inc. 2017 Stock Option and Incentive Plan

HarborOne Bank 401(k) Plan

HarborOne Mortgage, LLC Retirement Plan

(Full title of the plans)

Joseph F. Casey President and Chief Executive Officer HarborOne Bancorp, Inc.
770 Oak Street
Brockton, Massachusetts 02301

(Name and address of agent for service)

(617) 425-4600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by HarborOne Bancorp, Inc. (the “Registrant”):

•	Registration Statement No. 333-249324, filed with the SEC on October 5, 2020, pertaining to the registration of 4,500,000 shares of the common stock of the Registrant, $0.01 par value per share (“Common Stock”), reserved for issuance under the HarborOne Bancorp, Inc. 2020 Equity Incentive Plan; and

•	Registration Statement No. 333-233292, filed with the SEC on August 15, 2019, pertaining to the registration of (i) 5,435,701 shares of the Common Stock, reserved for issuance under the HarborOne Bancorp, Inc. 2017 Stock Option and Equity Incentive Plan, (ii) an indeterminate amount of interests to be offered or sold pursuant to the HarborOne Bank 401(k) Plan, based upon the maximum amount that could be issued under the HarborOne Bank 401(k) Plan and (iii) an indeterminate amount of interests to be offered or sold pursuant to the HarborOne Mortgage, LLC Retirement Plan, based upon the maximum amount that could be issued under the HarborOne Mortgage, LLC Retirement Plan;

On November 1, 2025, pursuant to the terms of an Agreement and Plan of Merger, dated as of April 24, 2025, by and among Eastern Bankshares, Inc. (“Eastern”), Eastern Bank, a wholly owned subsidiary of Eastern, the Registrant, and HarborOne Bank, a wholly owned subsidiary of the Registrant, the Registrant will ultimately merge with and into Eastern, with Eastern the surviving corporation (the “Merger”).

In connection with the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Brockton, Massachusetts on October 31, 2025

HarborOne Bancorp, Inc. (Registrant).

By:	/s/ Joseph F. Casey
Joseph F. Casey
President and Chief Executive Officer (principal executive officer)